Exhibit 10.3

Confidential

Dr Hubert Gaspar

[Address]

18 March 2020

Dear Dr Gaspar

We are delighted that you have agreed to accept your promotion to the role of Chief Executive Officer with effect from 18 March 2020.

1	CHANGES TO YOUR TERMS OF EMPLOYMENT

In consideration for your promotion, this letter sets out some changes to your contract of employment, signed by you on 8 December 2017 (as amended, including but not limited to, by letter dated 24 May 2019). These changes are effective from 18 March 2020.

1.1	A new clause 1.5 will be inserted as follows:

“References in clauses 11.5 (Garden leave), 11.8 (Return of Company property), 14 (Intellectual Property) and 21 (Restrictive Covenants) of this Contract to “the Company” shall where the context permits be interpreted as references to “the Company and members of its corporate group”.”

1.2	Clause 5.1 (Job title) will be amended to read as follows:

“You are employed as Chief Executive Officer, or in any other comparable capacity reasonably required by the Company on the terms of this agreement. The Company reserves the right to change your job title to another title suitable for your position, skills seniority and experience. You will report to the board of directors of Orchard Therapeutics Plc (the “Board”).”

1.3	Clause 7.1 (Salary) will be amended to read as follows:

“Your basic salary is £440,000 per annum. It will be reviewed annually and any increase will be confirmed to you in writing. The Company is under no obligation to award an increase following a salary review.”

1.4	Clause 7.5 (Bonus) will be amended to read as follows:

“The Company operates a cash bonus scheme under which you may be entitled to a cash bonus payment as determined by the Company from time to time. The target annual cash bonus compensation shall initially be 60% of your basic salary and shall be based on your individual performance and/or the performance of the Company and its corporate group as a whole. The actual amount of any bonus payment, which may be more or less than your target bonus amount, shall be determined in the Company’s sole and absolute discretion and shall be subject to the rules of the bonus scheme in force from time to time. The Company shall also be entitled to determine the percentage split between your individual performance and the performance of the Company and its corporate group, used to calculate any Bonus entitlement at any time and in its sole discretion, including without limitation determining your bonus payment based exclusively on the performance of the Company and its corporate group.”

1.5	Clause 8.1 (Hours of work) will be amended to read as follows:

“You are employed to work on a full time basis over five days per week. You shall devote your full working time and efforts to the business and affairs of the Company and its corporate group, unless prevented by incapacity. Notwithstanding the foregoing, you may engage in religious, charitable or other community activities, and maintain your relationship with University College London, in each case as long as such services and activities are disclosed to the Board and do not interfere with the performance of your duties to the Company as provided in this Agreement.”

1.6	Clause 8.2 (Hours of work) will be amended to read as follows:

“Your normal hours of work are 9:00am to 5:30pm on Monday to Friday. The parties each agree that the nature of your position is such that your working time cannot be measured and accordingly, that the Appointment falls within the scope of Regulation 20 of the Working Time Regulations 1998.”

1.7	Clause 12.1 (Grievance) will be amended to read as follows:

“If you have a complaint or grievance concerning your employment, you should use the Grievance Procedure and raise it with the Board in the first instance. If the matter is not satisfactorily resolved, you may raise it with the Chairman of the Board, whose decision will be final. Full details of the Grievance Procedure, which is not contractual, can be found in the Employee Handbook.”

1.8	Clause 21.1 (Non-competition) will be amended to read as follows:

“In order to protect the legitimate business interests of the Company you shall not, for a period of 12 months after the Termination Date (reduced by a period equal to the period of time during which you are required not to carry out any work in accordance with clause 11.5.3 (Garden leave)), either on your own account or by or in association with any other person, directly or indirectly engage in, or be concerned with, any trade or business which is in competition with the Restricted Business.”

1.9	Clause 26.1(a) (Termination by the employee for Good Reason outside of a Change of Control) will be amended to read as follows:

“an amount equal to 12 months of your basic salary, subject to deductions for income tax and national insurance contributions (the “Severance Payment”);”

1.10	In clause 26.1(c) (Termination by the employee for Good Reason), the last paragraph will be amended to read as follows:

“either option being termed “the Benefits” and in either case such Benefits shall be provided for a period of 12 months; and”

1.11	A new clause 26.1(e) (Termination by the employee for Good Reason) will be inserted as follows:

“a pro rata amount of your target annual bonus compensation for the financial year in which your employment terminates (the “Target Bonus”).”

1.12	Clause 26.6(b) (Termination by the Company without Cause outside of a Change of Control) will be amended to read as follows:

“an amount equal to six months of your basic salary, subject to deductions for income tax and national insurance contributions (the “Without Cause Severance Payment”);”

1.13	Clause 26.6(d) (Termination by the Company without Cause outside of a Change of Control) will be amended to read as follows:

“the Benefits for a period of 12 months (save that where you are required to work your notice period, and/or serve your notice period on garden leave, the duration of such period shall be reduced pro rata for the period of notice and/or garden leave); and”

1.14	A new clause 26.6(f) (Termination by the Company without Cause outside of a Change of Control) will be inserted as follows:

“the Target Bonus.”

1.15	Clause 27.2(a) (Termination by the employee for Good Reason within a change of control period) will be amended to read as follows:

“an amount equal to 18 months of your basic salary (or your basic salary in effect immediate prior to the Change in Control of the Parent, if higher), subject to deductions for income tax and national insurance contributions (the “CIC Good Reason Severance Payment”);”

1.16	Clause 27.2(b) (Termination by the employee for Good Reason within a change of control period) will be amended to read as follows:

“an amount equal to 1.5 times your target annual bonus compensation for the financial year in which your employment terminates (the “the CIC Target Bonus”);”

1.17	In clause 27.2(c) (Termination by the employee for Good Reason within a change of control period), the last paragraph will be amended to read as follows:

“the Benefits for a period of 18 months; and”

1.18	Clause 27.4(b) (Termination by the Company without Cause within a change of control period) will be amended to read as follows:

“an amount equal to 12 months of your basic salary (or your basic salary in effect immediate prior to the Change in Control of the Parent, if higher), subject to deductions for income tax and national insurance contributions (the “CIC Without Cause Severance Payment”);”

1.19	Clause 27.4(c) (Termination by the Company without Cause within a change of control period) will be amended to read as follows:

“the CIC Target Bonus;”

1.20	Clause 27.4(d) (Termination by the Company without Cause within a change of control period) will be amended to read as follows:

“the Benefits for a period of 18 months (save that where you are required to work your notice period, and/or serve your notice period on garden leave, the duration of such period shall be reduced pro rata for the period of notice and/or garden leave); and”

2	NEW NON-QUALIFIED STOCK OPTION

Further, and in consideration for your agreement to the terms of this letter, you will be entitled to receive a new non-qualified stock option (the “Option”) to purchase 300,000 of the ordinary shares of Orchard Therapeutics Plc (the “Parent”), at an exercise price per share equal to the closing price of the Parent’s American Depositary Shares (ADSs) on the Nasdaq Stock Market on 1 April 2020 (the “Grant Date”). The Option will vest in equal monthly instalments over four years commencing on the grant date and will be governed by the Parent’s 2018 Share Option and Incentive Plan (the “Plan”) and any associated stock option agreement required to be entered into by you and the Parent (the “Equity Documents”).

3	CONTRACT OF EMPLOYMENT

Save as set out in this letter the terms of your contract of employment shall remain unchanged in all other respects.

4	GOVERNING LAW AND JURISDICTION

This letter is governed by the law of England and Wales and any dispute between the parties relating to it is subject to the exclusive jurisdiction of the courts of England and Wales.

5	ENTIRE AGREEMENT

This letter agreement and the documents referred to in it, contain the entire understanding between you, the Company and members of the Company’s corporate group on the subjects covered here and supersedes all prior agreements, arrangements and understandings, whether written or oral, regarding the subjects covered here. You acknowledge that you have not relied on any statements, representations or promises not specifically contained in this letter agreement. This letter agreement may not be changed or any of its provisions waived orally, but only in writing signed by all the parties.

6	COUNTERPARTS

This letter agreement may be executed in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

Please sign a copy of this letter in the space indicated below to confirm your acceptance of these terms and return a copy to me.

Yours sincerely

/s/ John Ilett

John Ilett

For and on behalf of Orchard Therapeutics (Europe) Limited

I, Dr Hubert Gaspar, confirm my agreement to the variations to my contract of employment which are outlined in this letter.

/s/ Bobby Gaspar

Dr H Gaspar

Date: 18 March 2020